Exhibit 99.1

The Chefs’ Warehouse Reports First Quarter 2026 Financial Results
Ridgefield, CT, April 29, 2026 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States, the Middle East, and Canada, today reported financial results for its first quarter ended March 27, 2026.

Financial highlights for the first quarter of 2026:

•Net sales increased 11.4% to $1.06 billion for the first quarter of 2026 from $950.7 million for the first quarter of 2025.
•GAAP net income was $17.4 million, or $0.40 per diluted share, for the first quarter of 2026 compared to $10.3 million, or $0.25 per diluted share, in the first quarter of 2025.
•Adjusted net income per share1 was $0.40 for the first quarter of 2026 compared to $0.25 for the first quarter of 2025.
•Adjusted EBITDA1 was $60.1 million for the first quarter of 2026 compared to $47.5 million for the first quarter of 2025.

“First quarter 2026 business activity displayed typical seasonal cadence as revenue trends coming out of January increased steadily into February and March. Despite some volatility in business due to extreme weather events and the start of the conflict in the Middle East later in the quarter, our businesses continued to grow market share, delivering strong year-over-year growth in volume, product penetration, unique customers, revenue and profitability,” said Christopher Pappas, Chairman and Chief Executive of the Company. “I would like to thank all of Chefs’ Warehouse, from sales and operations to all the supporting functions, for delivering a great start to 2026. Our regional leadership and their teams continue to execute our strategy to leverage our investments and train the next generation of sales and operational talent. They are accelerating our long-term plan, as they grow deeper understanding of our customer base and become the ultimate specialty ingredient professionals, marrying technology with industry know how to become trusted advisors to the best chefs in the world.”

First Quarter Fiscal 2026 Results

Net sales for the first quarter of 2026 increased 11.4% to $1.06 billion from $950.7 million in the first quarter of 2025. Organic sales increased $98.3 million, or 10.4% versus the prior year quarter. Sales growth of $10.0 million, or 1.0%, resulted from acquisitions. Organic case count increased approximately 5.7% in the Company’s specialty category for the first quarter of 2026 with unique customer and placement increases of 1.9% and 6.2% respectively, compared to the first quarter of 2025. Organic pounds sold in the Company’s center-of-the-plate category increased approximately 6.2% for the first quarter of 2026 compared to the prior year quarter.

Gross profit increased 13.9% to $257.4 million for the first quarter of 2026 from $226.0 million for the first quarter of 2025. The increase in gross profit dollars was primarily a result of increased sales volumes, price inflation and acquisitions. Gross profit margins increased approximately 53 basis points to 24.3%. Gross profit margins increased 43 basis points in the Company’s specialty category and increased 110 basis points in the center-of-the-plate category.

Selling, general and administrative expenses increased by approximately 10.5% to $224.1 million for the first quarter of 2026 from $202.8 million for the first quarter of 2025. The increase was primarily due to higher costs associated with compensation and benefits to support sales growth and higher depreciation expense driven by facility and fleet investments. As a percentage of net sales, selling, general and administrative expenses were 21.2% in the first quarter of 2026 compared to 21.3% in the first quarter of 2025.
1Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

Operating income for the first quarter of 2026 was $33.1 million compared to $22.7 million for the first quarter of 2025. The increase in operating income was driven primarily by higher gross profit, partially offset by higher selling, general and administrative expenses, as discussed above. As a percentage of net sales, operating income was 3.1% in the first quarter of 2026 as compared to 2.4% in the first quarter of 2025.

The Company’s effective tax rate was 23.6% and 17.6% for the first quarters of 2026 and 2025, respectively. Both quarters include the impact of a discrete item related to a tax benefit from the vesting of stock awards.

Net income for the first quarter of 2026 was $17.4 million, or $0.40 per diluted share, compared to $10.3 million, or $0.25 per diluted share, for the first quarter of 2025.

Adjusted EBITDA1 was $60.1 million for the first quarter of 2026 compared to $47.5 million for the first quarter of 2025. For the first quarter of 2026, adjusted net income1 was $17.2 million, or $0.40 per diluted share compared to adjusted net income of $10.2 million, or $0.25 per diluted share for the first quarter of 2025.

2026 Guidance

We are providing our fiscal 2026 full year financial guidance as follows:

•Net sales in the range of $4.35 billion to $4.45 billion,
•Gross profit to be between $1.053 billion and $1.076 billion and
•Adjusted EBITDA1 to be between $276 million and $286 million.

First Quarter 2026 Earnings Conference Call

The Company will host a conference call to discuss first quarter 2026 financial results today at 8:30 a.m. ET. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com. An online archive of the webcast will be available on the Company’s investor relations website.

Non-GAAP Financial Measures

We present EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share, as well as forecasted EBITDA and adjusted EBITDA ranges, which are not measurements determined in accordance with the U.S. Generally Accepted Accounting Principles (“GAAP”), because we believe these measures provide additional metrics to evaluate our operations and our forecasted results and which we believe, when considered with both our GAAP results and the reconciliation to net income and net income available to common shareholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share as performance measures permits a comparative assessment of our operating performance relative to our GAAP performance while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

1EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our success depends to a significant extent upon general economic conditions, including disposable income levels and changes in consumer discretionary spending; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition; changes in our credit profile and any effect they may have on our relationships with suppliers; the effects of rising costs for and/or decreases in supply of commodities, ingredients, packaging, other raw materials, distribution and labor; price reductions by our manufacturers of products that we sell which could cause the value of our inventory to decline or our customers to demand lower sales prices; fuel cost volatility and its impact on distribution, packaging and energy costs; our continued ability to promote our brand successfully, to anticipate and respond to new customer demands, and to develop new products and markets to compete effectively; our ability and the ability of our supply chain partners to continue to operate distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; risks associated with the expansion of our business; our possible inability to identify new acquisitions or to integrate recent or future acquisitions, or our failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that customers could lose confidence in the safety and quality of certain food products; new information or attitudes regarding diet and health or adverse opinions about the health effects of the products we distribute; dependence on independent certifications for products; changes in disposable income levels and consumer purchasing habits; competitors’ pricing practices and promotional spending levels; fluctuations in the level of our customers’ inventories and credit and other related business risks; and the risks associated with third-party suppliers, including the risk that any failure by one or more of our third-party suppliers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain products or injure our reputation; our ability to recruit and retain senior management and a highly skilled and diverse workforce; unanticipated expenses, including, without limitation, litigation or legal settlement expenses, adverse judgments, or impairment charges; the cost and adequacy of our insurance policies; the impact and effects of public health crises, pandemics and epidemics and the adverse impact thereof on our business, financial condition, and results of operations; economic and other developments, or events, including adverse weather conditions, in the culinary markets in which we operate; information technology system failures, cybersecurity incidents, or other disruptions to our use of technology and networks; our ability to realize the benefits we anticipate from investments in information technology; our ability to protect our intellectual property; significant governmental regulation and any potential failure to comply with such regulations; changing rules, public disclosure regulations and stakeholder expectations on ESG-related matters; federal, state, provincial and local tax rules in the United States and the foreign countries in which we operate, including tax reform and legislation; climate change, or the legal, regulatory or market measures being implemented to address climate change; the concentration of ownership among our existing executive officers, directors and their affiliates which may prevent new investors from influencing significant corporate decisions; risks relating to our substantial indebtedness; our ability to raise additional capital and/or obtain debt or other financing, on commercially reasonable terms or at all; our ability to meet future cash requirements, including the ability to access financial markets effectively and maintain sufficient liquidity; the effects of currency movements in the jurisdictions in which we operate as compared to the U.S. dollar; and the effects of international trade disputes, tariffs, quotas and other import or export restrictions on our international procurement, sales and operations. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 24, 2026 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States, the Middle East and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 90,000 products to more than 55,000 customer locations throughout the United States, the Middle East and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended
	March 27, 2026	March 28, 2025
Net sales	$1,059,010	$950,748
Cost of sales	801,642	724,753
Gross profit	257,368	225,995

Selling, general and administrative expenses	224,145	202,763
Other operating expenses, net	89	497
Operating income	33,134	22,735

Interest expense	10,396	10,253
Income before income taxes	22,738	12,482

Provision for income tax expense	5,371	2,194

Net income	$17,367	$10,288

Net income per share:
Basic	$0.45	$0.27
Diluted	$0.40	$0.25

Numerator:
Net income	$17,367	$10,288
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,192	1,212
Net income available to common shareholders	$18,559	$11,500
Denominator:
Weighted average basic common shares outstanding	38,795,537	38,695,791
Dilutive effect of unvested common shares, stock options and warrants	788,792	900,680
Dilutive effect of convertible notes	6,494,970	6,494,970
Weighted average diluted common shares outstanding	46,079,299	46,091,441

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

	March 27, 2026	December 26, 2025
Cash and cash equivalents	$122,709	$120,982
Accounts receivable, net	377,354	392,374
Inventories	364,037	385,722
Prepaid expenses and other current assets	66,833	70,811
Total current assets	930,933	969,889

Property and equipment, net	345,416	342,019
Operating lease right-of-use assets	207,833	205,270
Goodwill	362,684	362,742
Intangible assets, net	131,644	137,310
Other assets	11,257	10,777
Total assets	$1,989,767	$2,028,007

Accounts payable	$233,025	$275,622
Accrued liabilities	84,135	78,458
Short-term operating lease liabilities	25,008	24,832
Accrued compensation	56,045	66,350
Current portion of long-term debt	29,528	28,197
Total current liabilities	427,741	473,459

Long-term debt, net of current portion	720,902	720,333
Operating lease liabilities	202,749	201,542
Deferred taxes, net	23,767	22,424
Other liabilities	5,977	5,940
Total liabilities	1,381,136	1,423,698

Common stock	408	407
Additional paid in capital	400,620	405,020
Accumulated other comprehensive loss	(2,988)	(2,763)
Retained earnings	210,591	201,645
Stockholders’ equity	608,631	604,309

Total liabilities and stockholders’ equity	$1,989,767	$2,028,007

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Thirteen Weeks Ended
	March 27, 2026	March 28, 2025
Cash flows from operating activities:
Net income	$17,367	$10,288

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	14,788	12,244
Amortization of intangible assets	5,651	6,094
Provision for allowance for credit losses	5,287	2,702
Deferred income tax provision	1,306	205
Stock compensation	5,290	4,763
Non-cash interest and other operating activities	(273)	1,316
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	9,666	27,826
Inventories	21,582	(774)
Prepaid expenses and other current assets	3,619	4,115
Accounts payable, accrued liabilities and accrued compensation	(45,442)	(19,591)
Other assets and liabilities	(583)	378
Net cash provided by operating activities	38,258	49,566

Cash flows from investing activities:
Capital expenditures	(7,699)	(12,344)
Net cash used in investing activities	(7,699)	(12,344)

Cash flows from financing activities:
Payment of debt and other financing obligations	(5,750)	(750)
Payment of finance leases	(4,953)	(3,253)
Common stock repurchases	(10,003)	—
Proceeds from exercise of stock options	2,041	—
Surrender of shares to pay withholding taxes	(10,112)	(11,409)
Payments under asset-based loan facility	—	(20,000)
Net cash used in financing activities	(28,777)	(35,412)

Effect of foreign currency translation on cash and cash equivalents	(55)	65

Net change in cash and cash equivalents	1,727	1,875
Cash and cash equivalents at beginning of period	120,982	114,655
Cash and cash equivalents at end of period	$122,709	$116,530

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(unaudited; in thousands)

	Thirteen Weeks Ended
	March 27, 2026	March 28, 2025
Net income	$17,367	$10,288
Interest expense	10,396	10,253
Depreciation and amortization of property and equipment	14,788	12,244
Amortization of intangible assets	5,651	6,094
Provision for income tax expense	5,371	2,194
EBITDA (1)	53,573	41,073

Adjustments:
Stock compensation (2)	5,290	4,763
Other operating expenses, net (3)	89	497
Duplicate rent (4)	1,144	953
Moving expenses (5)	—	197

Adjusted EBITDA (1)	$60,096	$47,483

1.See the “Non-GAAP Financial Measures” section of the press release.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.
4.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.
5.Represents moving expenses for the consolidation and expansion of several of our distribution facilities.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND
ADJUSTED NET INCOME PER SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended
	March 27, 2026	March 28, 2025
Net income	$17,367	$10,288
Adjustments to reconcile net income to adjusted net income (1):
Other operating expenses, net (2)	89	497
Duplicate rent (3)	1,144	953
Moving expenses (4)	—	197
Debt modification and extinguishment expenses (5)	655	—
Tax effect of adjustments (6)	(2,017)	(1,762)

Total adjustments	(129)	(115)

Adjusted net income (1)	$17,238	$10,173

Diluted adjusted net income per common share (1)	$0.40	$0.25

Numerator:
Adjusted net income (1)	$17,238	$10,173
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,192	1,212
Adjusted net income available to common shareholders	$18,430	$11,385
Denominator:
Weighted average basic common shares outstanding	38,795,537	38,695,791
Dilutive effect of unvested common shares, stock options and warrants	788,792	900,680
Dilutive effect of convertible notes	6,494,970	6,494,970
Weighted average diluted common shares outstanding	46,079,299	46,091,441

1.See the “Non-GAAP Financial Measures” section of the press release.

2.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.

3.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.

4.Represents moving expenses for the consolidation and expansion of several of our distribution facilities.

5.Represents debt modification costs, extinguishment costs and interest expense related to the write-off of certain deferred financing fees related to our credit agreements.

6.Represents the adjustments to the tax provision values to reflect a normalized annual effective tax rate on adjusted pretax earnings of 30.0% and 28.0% for the first quarters of 2026 and 2025, respectively.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2026
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net income:	$88,000	$92,000
Provision for income tax expense	34,000	36,000
Depreciation and amortization of property and equipment	85,000	87,000
Interest expense	41,000	42,000
EBITDA (1)	248,000	257,000

Adjustments:
Stock compensation (2)	23,500	24,000
Duplicate rent (3)	3,500	3,500
Other operating expenses (4)	1,000	1,500
Adjusted EBITDA (1)	$276,000	$286,000

1.See the “Non-GAAP Financial Measures” section of the press release.

2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.

3.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.

4.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements, moving expenses for the consolidation and expansion of several of our distribution facilities and certain other costs.